                                                                      EXHIBIT 12

                      WILLIAMS HOLDINGS OF DELAWARE, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                  YEARS ENDED DECEMBER 31,
                                          -----------------------------------------
                                           1996     1995     1994     1993    1992
                                          ------   ------   ------   ------   -----
Earnings:
  Income from continuing operations
     before income taxes................  $316.6   $268.7   $179.1   $244.9   $53.1
  Add:
     Interest expense-net...............    31.8     31.1     21.1      9.4    17.4
     Rental expense representative of
       interest factor..................     6.8     13.1      4.9      3.4     3.6
     Preferred dividends of
       subsidiaries.....................      --      5.4       --       --      --
     Minority interest income...........      --      (.2)      --       --      --
     Other..............................     1.2       .8       .8     (1.0)   (5.7)
                                          ------   ------   ------   ------   -----
          Total earnings as adjusted
            plus fixed charges..........  $356.4   $318.9   $205.9   $256.7   $68.4
                                          ======   ======   ======   ======   =====
Fixed charges:
  Interest expense-net..................  $ 31.8   $ 31.1   $ 21.1   $  9.4   $17.4
  Capitalized interest..................     3.5      9.8      4.7      5.4     2.9
  Rental expense representative of
     interest factor....................     6.8     13.1      4.9      3.4     3.6
  Pretax effect of dividends on
     preferred stock of subsidiaries....      --      7.7       --       --      --
                                          ------   ------   ------   ------   -----
          Total fixed charges...........  $ 42.1   $ 61.7   $ 30.7   $ 18.2   $23.9
                                          ======   ======   ======   ======   =====
Ratio of earnings to fixed charges......    8.47     5.17     6.71    14.10    2.86
                                          ======   ======   ======   ======   =====
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